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Filed pursuant to Rule 433
Registration Statement No. 333-157960
September 8, 2009

Puget Sound Energy, Inc.
$350,000,000 5.757% Senior Notes due October 1, 2039

PRICING TERM SHEET

Issuer:	Puget Sound Energy, Inc.
Anticipated Ratings*:	Baa1 by Moody's Investors Service Inc. A- by Standard & Poor's Ratings Services
Principal Amount:	$350,000,000
Security Type:	Senior Notes
Issue Price:	100% of principal amount
Trade Date:	September 8, 2009
Settlement Date:	September 11, 2009
Maturity Date:	October 1, 2039
Coupon:	5.757%
Benchmark Treasury:	4.25% due May 15, 2039
Treasury Yield:	4.257%
Spread to Benchmark:	+150 basis points
Reoffer Yield:	5.757%
Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing on April 1, 2010
Make-whole Call:	At any time at a discount rate of Treasury plus T+25 basis points
Denominations:	$1,000 and integral multiples of $1,000
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Banc of America Securities LLC RBS Securities Inc. SunTrust Robinson Humphrey, Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc.
CUSIP:	745332CA2

*
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities Inc. by calling (212) 834-4533, Banc of America Securities LLC by calling 1-800-294-1322, RBS Securities Inc. by calling 1-866-884-2071 and SunTrust Robinson Humphrey, Inc. by calling 1-800-685-4786.

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Puget Sound Energy, Inc. $350,000,000 5.757% Senior Notes due October 1, 2039
PRICING TERM SHEET